PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT AMENDMENT
BLACKROCK FINANCIAL MANAGEMENT, INC

This AMENDMENT to the Amended and Restated Sub-Advisory Agreement between Principal Management Corporation (the "Manager") and BLACKROCK FINANCIAL MANAGEMENT, INC (the "Sub-Adviser"), executed as of January 1, 2010 (the "Sub-Advisory Agreement") with respect to Diversified Real Asset Fund, is effective as of July 1, 2015.

1.    The Agreement is hereby amended to add the following as Section 12:

The Sub-Advisor acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that would reasonably be expected to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self regulatory organization relating to Sub-Advisor's registration as a commodity trading advisor, in each case, subject to applicable law, attorney-client privilege and confidentiality restrictions .

The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Sub-Advisory Agreement or any earlier amendment, the terms of this Amendment shall prevail.

PRINCIPAL MANAGEMENT CORPORATION	BLACKROCK FINANCIAL MANAGEMENT INC

By: /s/ Michael J. Beer	By: /s/ Ralph E. Haberli

PRINT NAME: Michael J. Beer	PRINT NAME: Ralph E. Haberli

TITLE: President & CEO	TITLE: Managing Director

DATE: 07/01/2015	DATE: 06/29/2015